HERITAGE OAKS BANCORP PLANS TO OPEN NEW BRANCH IN TEMPLETON

Paso Robles, CA June 7, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced its plans to add a retail banking office in Templeton, California. Targeted to open in August 2006 at 1310 Las Tablas Road, the Templeton branch will be Heritage Oaks’ twelfth full-service office.

“We look forward to expanding our presence in San Luis Obispo County by opening a branch in Templeton,” said Lawrence P. Ward, president and CEO. “New branches are an excellent way to attract deposits while greatly increasing convenience for our customers. We will provide the Templeton marketplace with Heritage Oaks Bank’s full range of commercial and consumer lending products. We have already secured the site, and our next step is to finalize the staffing.”

The Templeton facility has a superb location on Las Tablas Road with quick access to local businesses. “We are also pleased to announce that Maria Eskandanian has joined Heritage Oaks Bank and has been named branch manager of the Templeton branch,” added Ward. “With 20 years of experience in the financial services industry, Ms. Eskandanian has the talent, skill and motivation to help fuel our growth in the coming years.”

In April, Heritage Oaks Bancorp reported results for the first quarter of 2006. Net income increased 13% to $1.6 million, or $0.24 per diluted share, compared to $1.4 million, or $0.22 per diluted share in the first quarter a year ago. Revenues increased 11% to $7.7 million for the quarter from $6.9 million in the first quarter of 2005. Assets increased 4% to $492 million and loans grew 11% to $373 million from year ago levels.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

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NOTE: Transmitted on Primezone at 3:30 a.m. PDT on June 7, 2006.